PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 17, 2001)
                                  $600,000,000
                           General Motors Corporation
                     7.375% SENIOR NOTES DUE OCTOBER 1, 2051
                               ------------------

          Interest payable on January 1, April 1, July 1 and October 1
                                -----------------

This is an offering of 7.375% Senior Notes due October 1, 2051 (the "Bonds") to be issued by General Motors Corporation ("GM"). The Bonds will be general unsecured, unsubordinated obligations of GM. The Bonds will mature on October 1, 2051. The Bonds will bear interest from October 3, 2001, at the rate of 7.375% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2002. We will have the right to redeem the Bonds in certain circumstances if we are unable to deduct interest paid on the Bonds. The Bonds also will be redeemable at our option, in whole or part, at any time on or after October 3, 2006, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The Bonds will be issued in minimum denominations of $25 and in multiples of $25.

We will apply to list the Bonds on the New York Stock Exchange and expect trading in the Bonds on the New York Stock Exchange to begin within 30 days after the original issue date.
                              --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                     ---------------------------------------

                                                       Per Note       Total
                                                       --------      -------
Public Offering Price...............................      100%    $600,000,000
Underwriting Discounts..............................     3.15%    $ 18,900,000
Proceeds to GM (before expenses)....................    96.85%    $581,100,000
                               -------------------

The public offering price set forth above does not include accrued interest, if any. Interest on the Bonds will accrue from October 3, 2001, and must be paid by the purchaser if the Bonds are delivered after October 3, 2001.

The underwriters expect to deliver the Bonds to purchasers on October 3, 2001.

We have granted the underwriters a right to request from us the opportunity to purchase up to an additional $90,000,000 aggregate principal amount of Bonds to cover overallotments, if any. Whether or not to approve the request is totally at our discretion.
                               ------------------

                           Joint Book-Running Managers

          Merrill Lynch & Co.   Morgan Stanley     Salomon Smith Barney

          A. G. Edwards & Sons, Inc.
                                Prudential Securities
                                                   UBS Warburg


          Bear, Stearns & Co. Inc.

                           BNP PARIBAS

                             First Union Securities
                                                   HSBC
                                                        TD Securities (USA) Inc.

September 28, 2001

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                          Page
                                                                          ----
Incorporation of Certain Documents by Reference.......................     S-3
Ratio of Earnings to Fixed Charges....................................     S-3
Use of Proceeds.......................................................     S-4
Description of the Bonds..............................................     S-4
U.S. Tax Considerations...............................................     S-6
Underwriting..........................................................     S-8
Legal Opinions........................................................     S-11

                                            PROSPECTUS

                                                                          Page
                                                                          ----
Principal Executive Offices...........................................      3
Where You Can Find More Information ..................................      3
Incorporation of Certain Documents by Reference ......................      3
Description of General Motors Corporation.............................      4
Ratio of Earnings to Fixed Charges....................................      5
Use of Proceeds.......................................................      5
Description of Debt Securities........................................      5
Description of Warrants...............................................     13
Plan of Distribution..................................................     14
Legal Opinions........................................................     16
Experts...............................................................     16

      Unless the context indicates otherwise, the words "GM", "we", "our", "ours", and "us" refer to General Motors Corporation.

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the Bonds. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated May 17, 2001. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

      We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about General Motors Corporation and its finances.

SEC Filings (File No. 1-143)            Period
Annual Report on Form 10-K............. Year ended December 31, 2000
Quarterly Reports on Form 10-Q......... Quarters ended March 31, 2001 and
                                        June 30, 2001
Current Reports on Form 8-K............ January 3, 2001, January 8, 2001,
                                        January 16, 2001 (2), January 17,
                                        2001, February 1, 2001, February 6,
                                        2001, February 9, 2001, February 22,
                                        2001, March 1, 2001, March 29, 2001,
                                        April 3, 2001, April 17, 2001 (2),
                                        April 18, 2001 (3), April 20, 2001,
                                        May 1, 2001, May 25, 2001 (2), June
                                        1, 2001, July 3, 2001, July 17,
                                        2001, August 1, 2001, August 7,
                                        2001, August 21, 2001, August 27,
                                        2001, September 4, 2001, September
                                        18, 2001, September 21, 2001,
                                        September 25, 2001 and September 26,
                                        2001

      You may, at no cost, request a copy of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning the office of W. W. Creek, Controller, at the following address and telephone number:

                           General Motors Corporation
                             300 Renaissance Center
                          Detroit, Michigan 48265-3000
                               Tel: (313) 556-5000

                       RATIO OF EARNINGS TO FIXED CHARGES

             Quarters Ended                            Years Ended
                June 30,                              December 31,
                --------                              ------------
          2001                2000                2000                1999
          ----                ----                ----                ----
          1.29                2.12                1.71                2.12

      The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

      See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for additional information.

                                 USE OF PROCEEDS

      We will use the net proceeds (approximately $580,930,189 after deducting underwriting discounts, commissions and expenses or approximately $668,069,717 if the underwriters exercise their over-allotment option in full) for general corporate purposes, including the repayment of existing indebtedness.

                            DESCRIPTION OF THE BONDS
General

      The following description of the particular terms of the Bonds offered hereby supplements and, to the extent that the terms are inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The Bonds are part of the Debt Securities registered by GM in May 2001 to be issued on terms to be determined at the time of sale.

      The Bonds offered hereby will be issued in an initial aggregate principal amount of $600,000,000 pursuant to an Indenture dated as of December 7, 1995, between us and Citibank, N.A. (the "Trustee"), which is more fully described in the accompanying prospectus and the Bonds have been authorized and approved by resolution of our Board of Directors.

      The Indenture and the Bonds are governed by, and construed in accordance with, the laws of the State of New York, United States.

      The Bonds will be unsecured obligations of GM and will rank equally with all other unsecured and unsubordinated indebtedness of GM. The Bonds will mature on October 1, 2051. The Bonds are expected to be listed on the New York Stock Exchange. The Bonds will bear interest, calculated on the basis of a 360-day year consisting of twelve 30 day months, from October 3, 2001 at a rate of 7.375% per annum, payable on January 1, April 1, July 1 and October 1 of each year, the first payment to be made on January 1, 2002, to the person in whose name the Bonds are registered at the close of business on the 15th day of the month preceding such January 1, April 1, July 1 or October 1.

      If any January 1, April 1, July 1 or October 1 falls on a day that is not a Business Day, then payment of interest will be made on the next succeeding Business Day with the same force and effect as if made on such date.

      The Bonds will be issued in book-entry form. See "Book-Entry, Delivery and Form" in the accompanying prospectus.

      We may from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further Bonds ranking pari passu with the Bonds in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Bonds or except for the first payment of interest following the issue date of such further Bonds. Such further Bonds may be consolidated and form a single series with the Bonds and have the same terms as to status, redemption or otherwise as the Bonds.

Optional Redemption

      We may not redeem the Bonds before October 3, 2006, except for tax reasons as described below under "Redemption for Tax Reasons." On and after October 3, 2006, we may redeem the Bonds, at our option and at any time, in whole or in part at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest up to but not including the date of redemption.

Redemption for Tax Reasons

      We may elect to redeem the Bonds, in whole but not in part, at any time at a redemption price of 100% of their principal amount, plus accrued and unpaid interest up to but not including the redemption date, if on or after October 3, 2001, a change in the U.S. tax laws results in a substantial likelihood that we will not be able to deduct the full amount of interest accrued on the Bonds for U.S. federal income tax purposes.

      The Bonds describe a change in tax laws broadly and permit us to redeem because of:

o any actual or proposed change in or amendment to the laws of the U.S. or regulations or rulings promulgated under those laws;

o any change in the way those laws, rulings or regulations are interpreted, applied or enforced;

o        any action taken by a taxing authority that applies to us;

o any court decision, whether or not in a proceeding involving us; or

o any technical advice memorandum, letter ruling or administrative pronouncement issued by the U.S. Internal Revenue Service, based on a fact pattern substantially similar to ours.

Selection and Notice

      We will mail notices of redemption by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption to each registered holder of the Bonds to be redeemed at its registered address. If we redeem less than all of the Bonds at any time, the trustee will select the Bonds to be redeemed on a pro rata basis, by lot or by such other method directed by us. The trustee will make that selection not more than 45 days before the redemption date.

Trading Characteristics

      We expect the Bonds to trade at a price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Bonds that is not included in their trading price. Any portion of the trading price of a Bond that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Bonds. See "U.S. Tax Considerations" below.

                             U.S. TAX CONSIDERATIONS

      The following summary describes the material U.S. federal income and certain estate tax consequences of ownership and disposition of the Bonds to an initial investor purchasing a Bond at its "issue price" (that is, the first price at which a substantial amount of the Bonds in an issue is sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Bonds held by initial purchasers as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances, and does not describe tax consequences of ownership or disposition of Bonds by holders that are subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding Bonds in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens.

      Prospective investors should consult their tax advisers with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences of ownership or disposition of Bonds under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

     "U.S. Holder" means a beneficial owner of a Bond that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any political subdivision, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

Payments of Interest

      GM intends to treat the Bonds as debt obligations of GM for U.S. federal income tax purposes. Stated interest on a Bond will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's method of accounting for tax purposes.

Sale, Exchange or Retirement

      Upon the sale, exchange or retirement of a Bond, a U.S. Holder will recognize taxable gain or loss equal to the difference between the U.S. Holder's adjusted tax basis in the Bond and the amount realized on the sale, exchange or retirement. For these purposes, the amount realized does not include unpaid interest that has accrued to the date of sale but has not previously been included in income. (See "Description of the Bonds --- Trading Characteristics.") Such amounts are treated as interest as described under "Payment of Interest" above. A U.S. Holder's adjusted tax basis in a Bond will generally equal the cost of the Bond to the U.S. Holder. Gain or loss realized on the sale, exchange or retirement of a Bond will be capital gain or loss. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their Bonds for more than one year) and losses (the deductibility of which is subject to limitations).

Non-U.S. Holders

      "Non-U.S. Holder" means a beneficial owner of a Bond that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a nonresident alien fiduciary of a foreign estate or trust.

     Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding:

(a) Payments of principal, interest and premium on the Bonds to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that in the case of interest, the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GM stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to GM through stock ownership, and is not a bank receiving certain types of interest. Interest will not, however, be exempt from withholding tax unless the beneficial owner of the Bond certifies, generally on Internal Revenue Service ("IRS") Form W-8BEN or, if income from the Bond is effectively connected to the Non-U.S. Holder's conduct of a U.S. trade or business, Form W-8ECI, under penalties of perjury that it is not a U.S. person. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements;

(b) a Non-U.S. Holder of a Bond will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the Bond, unless
(i) the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by the individual in the U.S. or, generally, the individual has a "tax home" in the U.S., or (ii) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the U.S.; and

(c) a Bond held by an individual who is not, for U.S. federal estate tax purposes, a resident or citizen of the U.S. at the time of his death generally will not be subject to U.S. federal estate tax as a result of the individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GM stock entitled to vote and, at the time of the individual's death, payments with respect to the Bond would not have been effectively connected to the conduct by the individual of a trade or business in the U.S.

      If a Non-U.S. Holder of a Bond is engaged in a trade or business in the U.S., and if interest on the Bond (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of the trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs upon proper certification of exempt status, will be subject to regular U.S. income tax on the effectively connected income, generally in the same manner as if it were a U.S. Holder. See "U.S. Holders" above. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year that are attributable to the effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

U.S. Holders

      Backup withholding tax (at rates specified from time to time in the Code) and information reporting requirements apply to certain payments of principal of and interest on a Bond, and to proceeds of disposition of a Bond by certain noncorporate U.S. Holders if such holders fail to provide the payer with correct taxpayer identification numbers and other information or fail to comply with certain other requirements. GM, its paying agent, or a broker, as the case may be, will be required to withhold the required amount from any payment that is subject to backup withholding unless the holder furnishes the payer with its taxpayer identification number in the manner prescribed in applicable Treasury regulations (generally on an IRS Form W-9) and certain other conditions are met.

Non-U.S. Holders

      Backup withholding will not apply to payments of interest made on a Bond or to proceeds from a sale or other disposition of a Bond if the certifications required to claim the exemption from withholding tax on interest described above are received, provided that GM or its paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

      Holders of Bonds should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement dated September 28, 2001 (the "Underwriting Agreement"), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase the principal amount of the Bonds set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Bonds offered hereby if any of the Bonds are purchased.

                                                            Principal
      Underwriters                                          Amount of
      ------------------                                      Bonds
                                                          ---------------
      Merrill Lynch, Pierce, Fenner & Smith Incorporated    $67,200,000
      Morgan Stanley & Co. Incorporated                      67,200,000
      Salomon Smith Barney Inc.                              67,200,000
      A.G. Edwards & Sons, Inc.                              67,200,000
      Prudential Securities Incorporated                     67,200,000
      UBS Warburg LLC                                        67,200,000
      Bear, Stearns & Co. Inc.                               20,160,000
      BNP Paribas Securities Corp.                           20,160,000
      First Union Securities, Inc.                           20,160,000
      HSBC Securities (USA) Inc.                             20,160,000
      TD Waterhouse Investor Services, Inc.                  20,160,000
      Advest Inc.                                             3,000,000
      Banc of America Securities LLC                          3,000,000
      Deutsche Banc Alex. Brown Inc.                          3,000,000
      CIBC World Markets, Corp.                               3,000,000
      Credit Suisse First Boston Corporation                  3,000,000
      Dain Rauscher Incorporated                              3,000,000
      Fidelity Capital Markets, a division of National        3,000,000
      Financial Services LLC
      Quick & Reilly, Inc.                                    3,000,000
      H&R BLOCK Financial Advisors, Inc.                      3,000,000
      JP Morgan Securities Inc.                               3,000,000
      McDonald Investments Inc., a KeyCorp Company            3,000,000
      Raymond James & Associates, Inc.                        3,000,000
      Charles Schwab & Co., Inc.                              3,000,000
      U.S. Bancorp Piper Jaffray Inc.                         3,000,000
      Wachovia Securities, Inc.                               3,000,000
      Wells Fargo Van Kasper, LLC                             3,000,000
      ABN AMRO Incorporated                                   1,500,000
      BB&T Capital Markets, a Division of Scott &             1,500,000
      Stringfellow
      Blaylock & Partners, L.P.                               1.500,000
      CL King & Associates, Inc.                              1,500,000
      Comerica Securities, Inc.                               1,500,000
      D. A. Davidson & Co.                                    1,500,000
      David A. Noyes & Co.                                    1,500,000
      Fahnestock & Co. Inc.                                   1,500,000
      Ferris, Baker Watts Incorporated                        1,500,000
      Fifth Third Securities Inc.                             1,500,000
      Gibraltar Securities Co.                                1,500,000
      Goldman, Sachs & Co.                                    1,500,000
      Gruntal & Co., L.L.C.                                   1,500,000
      Guzman & Company                                        1,500,000
      Janney Montgomery Scott LLC                             1,500,000
      J.J.B. Hilliard, W.L. Lyons, Inc.                       1,500,000
      Josephthal & Co. Inc.                                   1,500,000
      Legg Mason Wood Walker, Inc.                            1,500,000
      McGinn, Smith & Co., Inc.                               1,500,000
      Mesirow Financial, Inc.                                 1,500,000
      Morgan Keegan & Company, Inc.                           1,500,000
      Muriel Siebert & Co., Inc.                              1,500,000
      NatCity Investments, Inc.                               1,500,000
      Pershing/a Division of Donaldson, Lufkin & Jenrette     1,500,000
      Robert W. Baird & Co. Incorporated                      1,500,000

      Ryan, Beck & Co., LLC                                   1,500,000
      Southwest Securities, Inc.                              1,500,000
      Tucker Anthony Incorporated                             1,500,000
      Utendahl Capital Partners, L.P.                         1,500,000
      Wayne Hummer Investments                                1,500,000
      William Blair & Co.                                     1,500,000
      The Williams Capital Group, L.P.                        1,500,000
                                                          -------------
            Total..........................................$600,000,000
                                                           ============

      The Representatives of the underwriters have advised us that the underwriters propose initially to offer the Bonds to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession of $0.50 per Bond. The underwriters may allow, and such dealers may reallow a concession not in excess of $0.45 per Bond to certain brokers and dealers. After the initial public offering, the public offering price and concession may be changed.

      We have granted the underwriters a right to request from us the opportunity to purchase up to an additional $90,000,000 aggregate principal amount of Bonds to cover overallotments, if any, at the initial offering price to the public less the underwriting discounts set forth above and within 30 days from the date of this prospectus supplement. Whether or not to approve the underwriters' request is totally at our discretion. To the extent that we approve of the exercise of such option and the underwriters exercise such option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase from us approximately the same percentages of the aggregate principal amount of Bonds as the amount set forth next to such underwriter's name in the above table bears to the aggregate principal amount of Bonds set forth as the total to be purchased in the above table.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      Prior to the offering, there has been no public market for the Bonds. We intend to list the Bonds on the New York Stock Exchange, and we expect trading in the Bonds on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Bonds, the underwriters will undertake to sell lots of 100 or more Bonds to a minimum of 400 beneficial holders.

      The Bonds are a new issue of securities with no established trading market. The underwriters have advised us that the underwriters intend to make a market in the Bonds but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Bonds will be liquid.

      In connection with the sale of the Bonds, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the Bonds in the open market to cover short positions or to stabilize the price of the Bonds. Any of these activities may stabilize or maintain the market price of the Bonds above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

      E. Stanley O'Neal, a director of Merrill Lynch & Co., of which Merrill Lynch, Pierce, Fenner & Smith Incorporated is a direct wholly-owned subsidiary, is a director of GM. In the ordinary course of their respective businesses, the agents and their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with GM and certain of our affiliates for which they have received customary fees and expenses.

                                 LEGAL OPINIONS

      The validity of the Bonds offered pursuant to this prospectus supplement will be passed on for GM by Martin I. Darvick, Esq., Attorney, GM Legal Staff, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value and owns shares of General Motors Corporation Class H common stock, $0.10 par value.

      The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as our counsel and as counsel for certain of our subsidiaries in various matters.

 PROSPECTUS

                                 $2,650,000,000
                           General Motors Corporation

              Debt Securities, Warrants to Purchase Debt Securities

                               ------------------

      We will offer from time to time debt securities or warrants to purchase debt securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplemental prospectus carefully before you invest.

                              ------------------

      We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

                              ------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ------------------

                                  May 17, 2001

      You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.


                                Table of Contents

                                                                      Page
                                                                      ----
       Principal Executive Offices............................          3
       Where You Can Find More Information ...................          3
       Incorporation of Certain Documents by Reference .......          3
       Description of General Motors Corporation..............          4
       Ratio of Earnings to Fixed Charges.....................          5
       Use of Proceeds........................................          5
       Description of Debt Securities.........................          5
       Description of Warrants................................         12
       Plan of Distribution...................................         13
       Legal Opinions.........................................         15
       Experts................................................         15

      Unless the context indicates otherwise, the words "GM", "we", "our", "ours" and "us" refer to General Motors Corporation.

      Any agent's commissions or dealer or underwriter's discounts in relation to the sale of securities covered by this prospectus will be set forth in the applicable prospectus supplement. The net proceeds we receive from such sale will be (a) the purchase price of the securities less such agent's commission,
(b) the purchase price of the securities, in the case of a dealer or (c) the public offering price of the securities less such underwriter's discount. There will be an additional deduction from the proceeds in the case of (a), (b) and
(c), for other related issuance expenses. Our aggregate proceeds from all securities sold will be the purchase price of the securities sold less the aggregate of the agents' commissions, the underwriter discounts and any other expenses of issuance and distribution.

                              ------------------

                           PRINCIPAL EXECUTIVE OFFICES

      Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is 313-556-5000.

                              ------------------

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any reports or other information we file at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services and over the Internet at http://www.sec.gov. and at our website at http://www.gm.com. Reports and other information can also be inspected at the offices of the following stock exchanges where GM's common stock, $1-2/3 par value is listed in the United States: the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 95104 and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

      We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the "registration statement") under the Securities Act of 1933 with respect to the securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

      We incorporate by reference the documents set forth below that we previously filed with the SEC and any future filings made with the SEC until the offering of all the securities has been completed. These documents contain important information about GM and its finances.

SEC Filings (File No. 1-143)                    Period
------------------------------------       ----------------------------------
Annual Report on Form 10-K                 Year ended December 31, 2000
Current Reports on Form 8-K                January 3, 2001, January 8, 2001,
                                           January  16,  2001 (2),  January 17,
                                           2001, February 1, 2001, February 6,
                                           2001, February 9, 2001,  February 22,
                                           2001,  March 1, 2001, March 29,
                                           2001,  April 3,  2001, April 17,
                                           2001  (2),  April 18,  2001  (3),
                                           April 20, 2001, and May 1, 2001

      You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such prospectus, at no cost, by writing or telephoning the office of W. W. Creek, Controller, at the following address and telephone number:

                           General Motors Corporation
                           300 Renaissance Center
                           Detroit, Michigan  48265-3000
                           Tel: (313) 556-5000

                  DESCRIPTION OF GENERAL MOTORS CORPORATION

      General Motors is primarily engaged in the automotive and, through our wholly-owned Hughes subsidiary, the communications services industries. We are the world's largest manufacturer of automotive vehicles. We also have financing and insurance operations and, to a lesser extent, are engaged in other industries.

      Our automotive segment is comprised of four regions:

      o GM North America;

      o GM Europe;

      o GM Latin America/Africa/Mid-East; and

      o GM Asia Pacific.

      GM North America designs, manufactures and markets vehicles primarily in North America under the following nameplates:

           o Chevrolet     o GMC           o Buick        o Saturn
           o Pontiac       o Oldsmobile    o Cadillac

      GM Europe, GM Latin America/Africa/Mid-East, and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and marketed under the following nameplates:

           o Opel          o Holden      o Saab         o GMC        o Buick
           o Vauxhall      o Isuzu       o Chevrolet    o Cadillac

      We participate in the communications services industry through our Hughes subsidiary, which is a leading global provider of digital entertainment services, information and communications services and satellite-based private business networks.

      Our financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial vehicle and homeowner's insurance and asset-based lending. Our other industrial operations include the design, manufacturing and marketing of locomotives and heavy-duty transmissions.

      Substantially all of our automotive-related products are marketed through retail dealers and through distributors and jobbers in the United States, Canada and Mexico, and through distributors and dealers overseas. At December 31, 2000, there were approximately 8,000 GM vehicle dealers in the United States, 840 in Canada and 155 in Mexico. Additionally, there were a total of approximately 11,220 outlets overseas which include dealers and authorized sales, service and parts outlets.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   Years Ended
                                  December 31,
                               ---------------

                      2000    1999     1998     1997    1996
                      ----    ----     ----     ----    ----
                      1.71    2.12     1.72     2.22    1.96

      We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of GM and its consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

                                 USE OF PROCEEDS

      We will add the net proceeds from the sale of the securities to our general funds and they will be available for general corporate purposes, including the repayment of existing indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

      The debt securities offered are to be issued under an Indenture dated as of December 7, 1995, between us and Citibank, N.A., as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the registration statement. The following summaries of certain provisions of the Indenture are not complete and are subject to all provisions of the Indenture, including the definition of certain terms.

      The Indenture provides that, in addition to the debt securities being offered, additional debt securities may be issued without limitation as to aggregate principal amount, but only as authorized by our Board of Directors.

General

      Reference is made to the accompanying prospectus supplement for the following terms of the debt securities being offered:

     o the designation of the debt securities;
     o the aggregate principal amount of the debt securities;
     o the percentage of their principal amount at which the debt securities will be issued;
     o the date or dates on which the debt securities will mature;
     o the rate or rates per annum, if any, at which the debt securities will bear interest;
     o the times at which the interest will be payable;
     o the date after which the debt securities may be redeemed and the redemption price;
     o the currency or currencies in which the debt securities are issuable or payable;
     o the exchanges on which the debt securities may be listed; and
     o whether the debt securities shall be issued in book-entry form.

      Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the Trustee, which at the date hereof is 111 Wall Street, New York, New York 10043, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

      The debt securities will be unsecured and unsubordinated and will rank pari passu with all our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law).

      Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the accompanying prospectus supplement.

      Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in the accompanying prospectus supplement, in any other freely transferable currency.

      If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

      If a prospectus supplement specifies that the debt securities will have a redemption option, the "Option to Elect Repurchase" constitutes an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the Commission and furnish certain information to the holders of the debt securities.

Book-Entry, Delivery and Form

      Unless otherwise indicated in the accompanying prospectus supplement, the debt securities will be issued in the form of one or more fully registered global securities (collectively, the "Global Debt Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

      The Depositary has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

     o securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;
     o banks and trust companies;
     o clearing corporations; and
     o certain other organizations.

      Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

      The Depositary advises that pursuant to procedures established by it:

     o upon issuance of the debt securities by us, the Depositary will credit the account of participants designated by the underwriters with the principal amounts of the debt securities purchased by the underwriters; and

     o ownership of beneficial interests in the Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Debt Security).

      The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debt Security is limited to such extent.

      As long as the Depositary's nominee is the registered owner of the Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the debt securities under the Indenture. Except as provided below, you will not:

     o be entitled to have any of the debt securities registered in your name;

     o receive or be entitled to receive physical delivery of the debt securities in definitive form; or

     o be considered the owners or holders of the debt securities under the Indenture.

      Neither we, the Trustee, any Paying Agent nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Principal and interest payments on the debt securities registered in the name of the Depositary's nominee will be made by the Trustee to the Depositary's nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the debt securities are registered as the owners of the debt securities for the purpose of receiving payment of principal and interest on the debt securities and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal or interest on the debt securities to owners of beneficial interests in the Global Debt Security. The Depositary has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name".

      If the Depositary is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the Global Debt Security. In addition, we may at any time determine not to have the debt securities represented by the Global Debt Security and, in such event, will issue debt securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the debt securities in definitive form. Debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Certain Covenants

      DEFINITIONS   APPLICABLE  TO  COVENANTS.   The  following   definitions
shall be applicable to the covenants specified below:

      (i) "Attributable Debt" means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of GM), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term "net rental payments" means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, "net rental payments" shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

      (ii) "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

      (iii) "Manufacturing Subsidiary" means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and (C) in which GM's investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $2,500,000,000 as shown on the books of GM as of the end of the fiscal year immediately preceding the date of determination; provided, however, that "Manufacturing Subsidiary" shall not include Hughes Electronics Corporation and its Subsidiaries, General Motors Acceptance Corporation and its Subsidiaries (or any corporate successor of any of them) or any other Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to GM or others or which is principally engaged in financing GM's operations outside the continental United States of America.

      (iv) "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

      (v) "Principal Domestic Manufacturing Property" means any manufacturing plant or facility owned by GM or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors, is of material importance to the total business conducted by GM and its consolidated affiliates as an entity.

      (vi) "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by GM, or by one or more Subsidiaries, or by GM and one or more Subsidiaries.

LIMITATION ON LIENS. For the benefit of the Debt Securities, GM will not, nor will it permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of GM or any

Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the Debt Securities (together with, if GM shall so determine, any other indebtedness of GM or such Manufacturing Subsidiary ranking equally with the Debt Securities and then existing or thereafter created) shall be secured equally and ratably with such Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of GM and its Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 20% of the stockholders' equity of GM and its consolidated subsidiaries, as determined in accordance with accounting principles generally accepted in the U.S. and shown on the audited consolidated balance sheet contained in the latest published annual report to the stockholders of GM.

      The above restrictions shall not apply to Debt secured by:

      (i) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

      (ii) Mortgages on property existing at the time of acquisition of such property by GM or a manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by GM or a manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to GM or a Manufacturing Subsidiary of improvements to such acquired property;

      (iii) Mortgages securing Debt of a Manufacturing Subsidiary owing to GM or to another Subsidiary;

      (iv) Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with GM or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to GM or a Manufacturing Subsidiary;

      (v) Mortgages on property of GM or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or

      (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (v); provided, however, that the principal amount of Debt secured thereby shall not exceed by more than 115% the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

LIMITATION ON SALE AND LEASE-BACK. For the benefit of the Debt Securities, GM will not, nor will it permit any Manufacturing Subsidiary to, enter into any arrangement with any person providing for the leasing by GM or any Manufacturing Subsidiary of any Principal Domestic Manufacturing Property owned by GM or any Manufacturing Subsidiary on the date that the Debt Securities are originally issued (except for temporary leases for a term of not more than five years and except for leases between GM and a Manufacturing Subsidiary or between

Manufacturing Subsidiaries), which property has been or is to be sold or transferred by GM or such Manufacturing Subsidiary to such person, unless either:

      (i) GM or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Debt Securities; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vi) of such covenant); or

      (ii) GM shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such arrangement, of Debt of GM or any Manufacturing Subsidiary (other than Debt owned by GM or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

Defeasance

      If the terms of a particular series of Debt Securities so provide, we may, at our option, (a) discharge its indebtedness and its obligations under the Indenture with respect to such series or (b) not comply with certain covenants contained in the Indenture with respect to such series, in each case by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such defeasance.

Merger and Consolidation

      The Indenture provides that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the securities. In either case, the Indenture provides that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either we or the successor company may continue to issue securities under the Indenture.

Modification of the Indenture

      The Indenture contains provisions permitting us and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment, voting as one class, provided that no such modification shall:

     o extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each debt security so affected; or

     o reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the Indenture.

Events of Default

      An Event of Default with respect to any series of debt securities issued subject to the Indenture is defined in the Indenture as being:

     o default in payment of any principal or premium, if any, on such series;

     o default for 30 days in payment of any interest on such series;

     o default for 30 days after notice in performance of any other covenant in the Indenture; or

     o certain events of bankruptcy, insolvency or reorganization.

      No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities issued thereunder. In case an Event of Default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an Event of Default as set out in the fourth item listed above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any Event of Default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, except in a case of failure to pay principal or premium, if any, or interest on such debt security for which payment had not been subsequently made. We are required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

      Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity or security.

      Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Concerning the Trustee

      Citibank, N.A. is the Trustee under the Indenture. It is also Trustee under various other indentures covering our outstanding notes and debentures. Citibank, N.A. and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

                             DESCRIPTION OF WARRANTS

General

      The following statements with respect to the warrants are summaries of the detailed provisions of one or more separate warrant agreements (each a "Warrant Agreement") between us and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agent"), a form of which is filed as an exhibit to the registration statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

      The warrants will be evidenced by warrant certificates (the "Warrant Certificates") and, except as otherwise specified in the prospectus supplement accompanying this prospectus, may be traded separately from any debt securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a warrant does not have any of the rights of a holder of a debt security in respect of, and is not entitled to any payments on, any debt securities issuable, but not yet issued, upon exercise of the warrants.

      The warrants may be issued in one or more series, and reference is made to the prospectus supplement accompanying this prospectus relating to the particular series of warrants, if any, offered thereby for the terms of, and other information with respect to, such warrants, including:

     o the title and the aggregate number of warrants;
     o the debt securities for which each warrant is exercisable;
     o the date or dates on which the warrants will expire;
     o the price or prices at which the warrants are exercisable;
     o the currency or currencies in which the warrants are exercisable;
     o the periods during which and places at which the warrants are exercisable;
     o the terms of any mandatory or optional call provisions;
     o the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;
     o the identity of the Warrant Agent;
     o the exchanges, if any, on which the warrants may be listed; and
     o whether the Warrants shall be issued in book-entry form.

Exercise of Warrants

      Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by communicating to the Warrant Agent the identity of the warrantholder and the number of warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable debt securities, the form of which shall be set forth in the prospectus supplement. If less than all of the warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amounts of Warrants.

                              PLAN OF DISTRIBUTION

      We may sell the securities being offered in five ways:

      o directly to purchasers;
      o through agents;
      o through underwriters;
      o through dealers; and
      o through direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

      We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

By Agents

      We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily five business days or less.

By Underwriters

      If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

      Among others, one or more of the following firms may act as managing
underwriter(s) with respect to the offering of the securities:    Bear,
Stearns & Co. Inc., Chase Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated and Salomon Smith Barney Inc.

By Dealers

      If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, GM will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.


Delayed Delivery Contracts

      If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement.

Institutions with whom delayed delivery contracts, when authorized, may be made include:

      o commercial and savings banks;
      o insurance companies;
      o pension funds;
      o investment companies;
      o educational and charitable institutions; and
      o other institutions.

      All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Through the Internet

      We may also offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

      The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. We will describe in the related supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters' obligations with respect to the auction or ordering system.

General Information

      The place and time of delivery for the securities described in this prospectus are set forth in the accompanying prospectus supplement.

      We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

      In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL OPINIONS

      The validity of the notes offered in this prospectus will be passed upon for us by Martin I. Darvick, Esq., an attorney on our Legal Staff, and for the agents by Davis Polk & Wardwell. Mr. Darvick owns shares and holds options to purchase shares of General Motors common stock, $1-2/3 par value and owns shares of General Motors Class H common stock, $0.10 par value. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as counsel to us and certain of our affiliates in various matters.

                                     EXPERTS

      The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.























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